EXHIBIT (D)(36)

                                  AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT

         This AMENDMENT, dated as of October 31, 2003, amends the Investment Advisory Agreement (as defined below) between Travelers Asset Management International Company LLC ("TAMIC") (formerly, Travelers Asset Management International Corporation) and The Travelers Series Trust (the "Trust").

                                   WITNESSETH:

         WHEREAS, TAMIC and the Trust have previously entered into a investment advisory agreement with respect to the Federated Stock Portfolio (the "Portfolio") of the Trust (the "Agreement"), dated August 1, 1996;

         WHEREAS, TAMIC and the Trust desire to amend the Agreement as set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises, TAMIC and the Trust hereby amend and modify the Agreement:

         1. By adding the following Section 14 to the Agreement:

         14. DELEGATION OF PROXY VOTING RESPONSIBILITY

TAMIC shall be responsible for voting proxies on securities held by the Portfolio for delegating such responsibility to a Sub-Adviser appointed pursuant to this Agreement. TAMIC represents that it or its delegee has adopted and implemented written policies and procedures reasonably designed to ensure that it will vote proxies in the best interest of the Portfolio and its shareholders, which policies and procedures describe how TAMIC or its delegee addresses material conflicts of interest between its interests and those of the Portfolio with respect to proxy voting. TAMIC shall furnish the Trust with such information reasonably requested by the Trust, in such form as may be requested, as is necessary (1) for a summary description of TAMIC's or its delegee's proxy voting policies and procedures to be included in the registration statement with respect to the Trust, and (2) for the proxy voting record for the Portfolio to be filed with the SEC in accordance with the requirements of Form N-PX (or any successor form).

         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                                   Travelers Asset Management
                                                   International Company LLC

                                                   By:  /S/ DAVID A. TYSON
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                                                   As:  PRESIDENT
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                                                   The Travelers Series Trust

                                                   By:  /S/ KATHLEEN A. MCGAH
                                                      -----------------------

                                                   As:  ASSISTANT SECRETARY
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